EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
               Quarters Ended March 31, 1996 and April 2, 1995

           (Thousands of Dollars and Shares Except Per Share Data)





                                            1996                  1995
                                      -----------------    -----------------
                                                 Fully                Fully
                                      Primary   Diluted    Primary   Diluted
                                      -------   -------    -------   -------

Net earnings                          $24,365    24,365     21,683    21,683
Interest and amortization on 6%
 convertible notes, net of taxes            -     1,441          -     1,441
                                       ------    ------     ------    ------
    Net earnings applicable to
     common shares                    $24,365    25,806     21,683    23,124
                                       ======    ======     ======    ======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                              87,345    87,345     87,528    87,528
  Actual exercise of stock
   options                                 74        74         48        48
  Assumed exercise of stock
   options and warrants                   859     1,053        580       682
  Assumed conversion of 6%
   convertible notes                        -     5,114          -     5,114
  Purchase of common stock               (171)     (171)        (3)       (3)
                                       ------    ------     ------    ------
    Total                              88,107    93,415     88,153    93,369
                                       ======    ======     ======    ======

Per common share:

  Net earnings                        $   .28       .28        .25       .25
                                       ======    ======     ======    ======


(a) Computation to arrive at the average number is a weighted average computation.